Exhibit 10.3

STANDSTILL AND GOVERNANCE AGREEMENT
between
CENTURY ALUMINUM COMPANY
AND
GLENCORE AG
dated as of July 7, 2008

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		Page #

SECTION 6.13	Legends	18
SECTION 6.14	Interpretation	19
SECTION 6.15	Effectiveness	19

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STANDSTILL AND GOVERNANCE AGREEMENT
     STANDSTILL AND GOVERNANCE AGREEMENT dated as of July 7, 2008 between Century Aluminum Company, a Delaware corporation (the “Company”), and Glencore AG, a Swiss corporation (“Glencore”).
     WHEREAS, the Company and Glencore Investment Pty Ltd (“Glencore Investment”), an affiliate of Glencore, concurrently herewith are entering into a Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which the Company will sell, upon the closing thereof (the “Closing”) to Glencore Investment and Glencore Investment will purchase (the “Purchase”) newly-issued shares of the Company’s Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Shares”);
     WHEREAS, upon the consummation of the Closing, Glencore will Beneficially Own 11,706,307 shares of the outstanding Company Common Stock which will constitute approximately twenty-eight and one-half percent (28.5%) of the outstanding Company Common Stock; and
     WHEREAS, the parties hereto desire to enter into this Agreement to establish certain arrangements with respect to the Company Common Stock and other Equity Securities to be Beneficially Owned by Glencore and its Affiliates following the Closing or upon conversion of the Series A Preferred Shares, as well as restrictions on certain activities in respect of the Company Common Stock, corporate governance and other related corporate matters.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS
     SECTION 1.1 Certain Defined Terms. As used herein, the following terms shall have the following meanings:
     “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or Affiliate of Glencore solely by virtue of Glencore’s ownership of the Series A Preferred Stock or Common Stock or any other action taken by Glencore or its Affiliates which is permitted under this Agreement, in each case in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth in, this Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles).
     “Agreement” means this Standstill and Governance Agreement as it may be amended, supplemented, restated or modified from time to time.

     “Beneficial Ownership” by a Person of any securities means that such Person has or shares, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, (i) voting power, which means the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which means the power to dispose, or to direct the disposition of, such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Commission under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person (irrespective of whether the right to acquire such securities is exercisable’ immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise. For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates or any Group of which such Person or any such Affiliate is a member.
     “Board” means the Board of Directors of the Company.
     “Business Combination Proposal” means any proposal with respect to a merger, combination or consolidation in which the Company is a constituent corporation or a sale, lease, exchange or mortgage of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole and pursuant to any of which transactions all of the Company Common Stock (other than those, if any, which are Beneficially Owned by Glencore) would be exchanged for cash, securities or other property, or a tender or exchange offer for less than all of the outstanding Company Common Stock not Beneficially Owned by Glencore.
     “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in San Francisco, California or New York, New York.
     “By-Laws” means the By-Laws of the Company, as amended or supplemented from time to time.
     “Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.
     “Certificate of Designation” means the Certificate of Designation for the Series A Preferred Stock, the form of which is set forth in Exhibit A to the Stock Purchase Agreement, as amended or supplemented from time to time.
     “Change of Control” means (i) any Person becomes the Beneficial Owner of more than 50% of the total voting power of the outstanding Voting Securities of the Company, (ii) during any period of two consecutive years, individuals who were either Independent Directors at the beginning of such period or whose election or nomination for election was approved by at least a majority of the Directors who were Independent Directors at the beginning of such period or who subsequently became Independent Directors and whose election or nomination for election was approved by at least a majority of Independent Directors, cease for any reason to constitute a majority of the Independent Directors of the Company then in office, (iii) a merger or consolidation of the Company with or into another Person or the merger or consolidation of another Person into the Company, as a result of which transaction or series of related transactions (A) any Person becomes the Beneficial Owner of more than 50% of the total voting power of all Voting Securities of the Company (or, if the Company is not the surviving or transferee company of such transaction or transactions, of such surviving or transferee company) outstanding immediately after such transaction or transactions, or (B) the shares of Company Common Stock outstanding immediately prior to such transaction or transactions do not represent a majority of the voting power of all Voting Securities of the Company (or such surviving or transferee company, if not the Company) outstanding immediately after such transaction or transactions, (iv) the sale, lease, exchange or mortgage of all or substantially all of the assets of the Company and its Subsidiaries, or (v) the approval by the stockholders of the Company of a plan of liquidation or dissolution of the Company.
     “Commission” means the United States Securities and Exchange Commission.
     “Company Common Stock” means the common stock, par value $0.01 per share, of the Company and any securities issued in exchange or substitution therefor, including in any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.
     “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities or by contract or any other means.
     “Director” means any member of the Board (other than any advisory, honorary or other non-voting member of the Board).
     “Equity Securities” means any and all shares of Capital Stock of the Company, securities of the Company convertible into, or exchangeable for, such shares, and options, warrants or other rights to acquire such shares (regardless of whether such securities, options, warrants or other rights are then exercisable or convertible).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended (or any successor statute).
     “Group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.
     “Independent Director” means (except as set forth in the proviso hereto) any Director who is not an Affiliate or a past or present officer, director or employee of, and was not nominated by, Glencore or any of its Affiliates, and is not associated with an entity that performs substantial services for any of the foregoing; provided that, solely when used with respect to any action to be taken by the Board relating to a transaction or proposed transaction with, or otherwise relating to any other holder of 10% or more of the outstanding Company Common Stock (or 10% or more of any other class of Voting Securities of the Company), the term

Independent Director shall mean any director who is not an Affiliate or a past or present officer, director or employee of, and was not nominated by, such stockholder (or other securityholder) or any of its Affiliates, and is not associated with an entity that performs substantial services for any of the foregoing.
     “Independent Investment Banking Firm” means an investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Person or Persons engaging such firm, independent of such Person or Persons and qualified to perform the task for which it has been engaged.
     “Ownership Percentage” means, at any time, the ratio, expressed as a percentage, (i) of the total Equity Securities Beneficially Owned by Glencore and its Affiliates (excluding the Series A Preferred Shares) to (ii) the sum of (x) the total number of outstanding Company Common Stock and (y) any Company Common Stock that is issuable upon conversion, exchange or exercise of any Equity Securities included in clause (i).
     “Permitted Ownership Percentage” means, immediately following the Closing and until April 7, 2009, an Ownership Percentage of twenty-eight and one-half percent (28.5%), and for the period of time from April 8, 2009 to January 7, 2010, an Ownership Percentage of forty-nine percent (49%).
     “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, other entity, government or any agency or political subdivision thereof or any Group comprised of two or more of the foregoing.
     “Qualifying Rights Plan” means (i) a stockholders’ rights plan which (x) is triggered upon the acquisition of Beneficial Ownership of the Equity Securities of the Company representing 20% or more of the Voting Securities of the Company and would result in such Beneficial Ownership being materially and adversely economically diluted on terms substantially consistent with market practice, (y) does not contain exceptions from the definitions of “Acquiring Person”, “Triggering Event” or similar terms relating to the class of potential acquirors subject to the rights plan and the events which would trigger the rights plan, respectively, for any Third Party or its Affiliates, directors or officers as contemplated by Section 2.1(b) or Section 6.2(ii)(D), and therefore would be triggered upon acquisition of aggregate Beneficial Ownership of Equity Securities by such Third Party or its Affiliates, directors or executive officers beyond the triggering level specified in the stockholders rights plan, and (z) would not be triggered in connection with any transaction by Glencore or its Affiliates in accordance with Section 2.1(b), but (ii) only so long as no order restraining, enjoining or otherwise prohibiting adoption or requiring repeal thereof has been issued (and has not been immediately stayed pending appeal) or such rights plan has not otherwise been repealed.
     “Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company and any securities issued in exchange or substitution therefor, including in any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

     “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (x) such Person or any other Subsidiary of such Person is a general partner (excluding partnerships where the general partnership interests held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (y) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly Beneficially Owned by such Person and/or any one or more of its Subsidiaries.
     “Transfer” means, directly or indirectly, to sell, transfer, assign or similarly dispose of or pledge, mortgage or similarly encumber (by operation of law or otherwise), either voluntarily or involuntarily.
     “Voting Securities” means at any time shares of any class of Capital Stock or other securities of the Company which are then entitled to vote generally in the election of Directors and not solely upon the occurrence and during the continuation of certain specified events.
     SECTION 1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section

Acquisition Restrictions	Section 2.1(a)
Acquisition Restrictions Termination Events	Section 2.1(b)
Closing	Recitals
Company	Preamble
Company Transaction Proposal	Section 2.2(a)(ii)
Glencore	Preamble
Notice	Section 5.11
Purchase	Preamble
Series A Preferred Shares	Recitals
Stock Purchase Agreement	Recitals
Term	Section 5.2
Third Party	Section 2.1(b)
     SECTION 1.3 Other Definitional Provisions.
          (a) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
     SECTION 1.4 Methodology for Calculations. For purposes of calculating the number of outstanding shares of Company Common Stock, Equity Securities or Voting Securities and the number of shares of Company Common Stock, Equity Securities or Voting Securities

Beneficially Owned by Glencore and its Affiliates as of any date, any Company Common Stock, Equity Securities or Voting Securities held in the Company’s treasury or belonging to any Subsidiaries of the Company which are not entitled to be voted or counted for purposes of determining the presence of a quorum pursuant to Section 160(c) of the Delaware General Corporation Law (or any successor statute) shall be disregarded.
ARTICLE 2
STANDSTILL
     SECTION 2.1 Acquisition of Additional Voting Securities.
          (a) Except as provided in paragraphs (b) and (c) of this Section 2.1 and Section 2.2(c) below, for a period ending January 7, 2010, Glencore covenants and agrees with the Company that it shall not, directly or indirectly, including through any Affiliate, acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (including by way of merger or consolidation), by joining a partnership, syndicate or other Group or otherwise, the Beneficial Ownership of any Voting Securities (excluding any acquisition through conversions of Series A Preferred Stock as permitted by the Certificate of Designation or by way of stock dividends, stock reclassifications or other distributions or offerings made available to holders of Company Common Stock generally) that would cause its Beneficial Ownership of Voting Securities (including any Voting Securities previously acquired through conversions of Series A Preferred Stock as permitted by the Certificate of Designation or by way of stock dividends, stock reclassifications or other distributions or offerings made available to holders of Company Common Stock generally) to exceed the applicable Permitted Ownership Percentage (the “Acquisition Restrictions”). Notwithstanding the foregoing provisions of this Section 2.1(a), if during the period from the Closing Date to April 7, 2009, the Company shall make a widely-distributed public offering of Company Common Stock for cash and shall determine not to afford to Glencore and its Affiliates the opportunity to purchase shares in such offering in an amount which would maintain Glencore’s economic interest in the Company to a level which is at least equal to forty-seven percent (47%) of the entire economic interests in the Company, then Glencore may purchase in the open market such number of additional shares of Company Common Stock as shall be sufficient to cause its aggregate economic interest in the Company to be equal to forty-seven percent (47%); provided that any such additional shares of Company Common Stock so acquired shall, for the period ending April 7, 2009, be subject to the provisions of Section 2.1(c); and provided further, that any such shares so acquired shall be included in the shares to be taken into account in determining Glencore’s compliance with the Permitted Ownership Percentage requirement in respect of the period from April 8, 2009 to January 7, 2010. As used in this section, the percentage of Glencore and its Affiliates “economic interests” will be calculated as the total number of shares of Company Common Stock, plus the total number of shares of Company Common Stock issuable upon conversion of then outstanding Series A Preferred Stock, in each case held by them, compared to the total number of outstanding shares of Company Common Stock plus the shares of Company Common Stock issuable upon conversion of the then outstanding Series A Preferred Shares.

          (b) The foregoing Acquisition Restrictions will not apply if (i) a third party who is not an Affiliate of Glencore (a “Third Party,” which term shall include any Group, other than a Group which includes Glencore or any of its Affiliates as a member), commences a bona fide tender or exchange offer for more than 50% of the outstanding Company Common Stock and (ii) the Board does not both (x) recommend against the tender or exchange offer within ten Business Days after the commencement thereof or such longer or shorter period as shall then be permitted under the Commission’s rules and (y) within ten Business Days after the commencement thereof adopt (if the Company does not then have one in effect) a Qualifying Rights Plan and no order restraining, enjoining or otherwise prohibiting adoption or requiring repeal of such Qualifying Rights Plan is issued and is not immediately stayed pending appeal and such Qualifying Rights Plan is not otherwise repealed (the occurrence of both (i) and (ii), an “Acquisition Restrictions Termination Event”); provided that if the Acquisition Restrictions terminate as a result an Acquisition Restrictions Termination Event under this Section 2.1(b), Glencore may only acquire shares of Voting Securities pursuant to (1) a tender or exchange offer in which Glencore offers to acquire any and all of the outstanding Company Common Stock not Beneficially Owned by Glencore which if consummated shall be followed by a merger in which any shares of Company Common Stock not tendered or exchanged would be exchanged for the same consideration per share as offered in such tender or exchange offer, except that Glencore will not be obligated to consummate any such merger if holder(s) holding in the aggregate more than one and one half percent (1.5%) of the outstanding Equity Securities of the Company demand (and do not withdraw or otherwise lose) appraisal rights under Section 262 of the Delaware General Corporation Law in connection therewith, or (2) a Business Combination Proposal for the Company so long as (A) such Business Combination Proposal is made in writing delivered to the Independent Directors and (B) Glencore and its representatives keep confidential and refrain from disclosing to any other Person (other than its advisors) the fact that they have made any such Business Combination Proposal or any of the terms thereof until such Business Combination Proposal is approved by at least a majority of the Independent Directors, except as may be required by law. If the foregoing tender or exchange offer by a Third Party referred to in this Section 2.1(b) shall have been terminated, consummated or expired prior to the time that Glencore makes or announces its intention to make, such a bona fide tender or exchange offer or a bona fide Business Combination Proposal, then the Acquisition Restrictions shall be reinstated at the Permitted Ownership Percentage in effect prior to the termination of the Acquisition Restrictions. Subject to the immediately preceding sentence, if an order is issued restraining, enjoining or otherwise prohibiting adoption or requiring repeal of any Qualifying Rights Plan adopted by the Company and is not immediately stayed pending appeal or such Qualifying Rights Plan is otherwise repealed, an Acquisition Restrictions Termination Event shall have occurred.
          (c) If at any time Glencore or any of its Affiliates become aware that Glencore or any of its Affiliates has acquired Voting Securities that causes Glencore to Beneficially Own more than the Permitted Ownership Percentage in violation of this Agreement, then Glencore shall promptly notify the Company in writing of such acquisition and, while its total Beneficial Ownership of Voting Securities exceeds the then applicable Permitted Ownership Percentage, Glencore and its Affiliates may not exercise voting rights in respect of a number of Voting Securities equal to the Voting Securities so acquired unless otherwise authorized by the Board, in which case such Voting Securities shall be voted as directed by the Board.

          (d) Any additional Equity Securities acquired by Glencore or any of its Affiliates or any directors or senior policy-making officers of Glencore International AG and Glencore following the Closing shall be subject to the restrictions contained in this Agreement as fully as if such Equity Securities were acquired by Glencore pursuant to the Purchase, it being understood that any Company Common Stock acquired by any Person who at the time of such acquisition was an officer, director or employee of the Company or any of its Subsidiaries pursuant to options granted or any other issuances of shares of Company Common Stock under any Company benefit plan shall not be deemed to be subject to this Agreement.
     SECTION 2.2 Certain Restrictions.
          (a) Except as provided below, prior to April 8, 2009, Glencore agrees not to, and to cause each of its Affiliates and the directors and senior policy-making officers of Glencore International AG and Glencore not to, directly or indirectly, alone or in concert with others:
     (i) initiate, propose or otherwise solicit securityholders of the Company for the approval of one or more securityholder proposals or induce or attempt to induce any other Person to initiate any securityholder proposal, or, subject to Glencore’s right to nominate one director pursuant to Section 5.1(b), seek election to or seek to place a representative or other Affiliate or nominee on the Board or seek removal of any member of the Board;
     (ii) (A) except in the manner and to the extent permitted under Sections 2.1(b) or 2.2(c), propose or seek to effect a merger, consolidation, recapitalization, reorganization, sale, lease, exchange or other disposition of substantially all assets or other business combination involving, or a tender or exchange offer for securities of, the Company or any of its Subsidiaries or any material portion of its or such Subsidiary’s business or assets or any other type of transaction that would otherwise result in a Change of Control of the Company or in any increase in the Ownership Percentage beyond the then existing Ownership Percentage (any such action described in this clause (A), a “Company Transaction Proposal”) or (B) seek to exercise any control over the management of the Company or the Board or any of the businesses, operations or policies of the Company (which restriction shall not apply to the Directors designated by Glencore, in their capacities as Directors, and shall not prohibit Glencore from engaging in informal meetings or consultations with members of the Board or management);
     (iii) publicly suggest or announce its willingness or desire to engage in a transaction or group of transactions or have another Person engage in a transaction or group of transactions that constitute or could reasonably be expected to result in a Company Transaction Proposal or in an increase in the Ownership Percentage or take any action that might require the Company to make a public announcement regarding any such Company Transaction Proposal;
     (iv) initiate, request, induce, finance, encourage or attempt to induce or give encouragement to any other Person to initiate, or otherwise knowingly provide assistance to any Person who has made or is contemplating making, or enter into discussions or negotiations with any other Person with respect to, any proposal constituting or that can reasonably be expected to result in a Company Transaction Proposal or in an increase in the Ownership Percentage beyond the Permitted Ownership Percentage;
     (v) solicit proxies (or written consents) or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents), or otherwise become a “participant” in a “solicitation” or assist any “participant” in a “solicitation” (as such terms are defined in Rule 14a-1 of Regulation 14A and Instruction 3 of Item 4 of Schedule 14A, respectively, under the Exchange Act) in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce any other Person to take any such actions, or seek to advise, encourage or influence any other Person with respect to the voting of (or the execution of a written consent in respect of) Voting Securities;
     (vi) except as otherwise expressly required, permitted or contemplated by this Agreement form, join in or in any other way (including by deposit of Equity Securities) participate in a partnership, pooling agreement, syndicate, voting trust or other Group with respect to Equity Securities, or enter into any agreement or arrangement or otherwise act in concert with any other Person, for the purpose of acquiring, holding, voting or disposing of Equity Securities;
     (vii) take any other actions, alone or in concert with any other Person, to seek to effect a Change of Control of the Company or an increase in the Ownership Percentage beyond the Permitted Ownership Percentage or otherwise seek to circumvent any of the limitations set forth in this Section 2.2;
provided, however, that notwithstanding any provision of this Section 2.2(a) or elsewhere in this Agreement, Glencore and its Affiliates shall have the right, exercisable in their sole discretion: (i) to vote any Capital Stock owned by any of them, including in respect of any Company Transaction Proposal or any other matter contemplated by this Section 2.2(a), except as otherwise required in Section 4.1(a), and (ii) to tender any of their Capital Stock of the Company in any tender or exchange offer conducted by any third party or otherwise participate in any such tender or exchange offer on the terms thereof, or otherwise sell or dispose of any Capital Stock of the Company.
          (b) If any Acquisition Restrictions Termination Event occurs, the restrictions set forth in paragraphs (i) through (vii) above will not apply to the extent (but only to the extent) necessary to enable Glencore to make a Business Combination Proposal or other tender or exchange offer permitted to be made under Section 2.1(b) hereof and subject to the terms and conditions relating thereto.
          (c) During the period commencing on the date hereof and ending January 7, 2010, Glencore or any of its Affiliates may initiate, propose and consummate Company Transaction Proposals only if the following conditions, as applicable, are met:
     (i) During the period prior to April 8, 2009, Glencore and its Affiliates (A) may make Company Transaction Proposals only if in writing and delivered to the

Independent Directors in a manner which does not require public disclosure thereof, or if a majority of the Independent Directors adopt a resolution inviting Glencore to do so, and (B) may not consummate any Company Transaction Proposal if the terms of the Company Transaction Proposal are not approved and recommended by a majority of the Independent Directors.
     (ii) During the period on or after April 8, 2009, Glencore and its Affiliates may not consummate any Company Transaction Proposal if the terms of the Company Transaction Proposal are not approved and recommended by a majority of the Independent Directors; it being understood that the Board will, in good faith, consider any Company Transaction Proposal submitted by Glencore during this period.
     (iii) Glencore and its Affiliates may not submit to the Independent Directors any Company Transaction Proposal prior to October 7, 2008 and after the initial submission of any such Company Transaction Proposal which is not accepted by the Independent Directors, Glencore may thereafter make Company Transaction Proposals no more frequently than once each calendar quarter (and during the period prior to April 8, 2009, in compliance with Section 2.2(c)(i)).
     In connection with any such Company Transaction Proposal, the Independent Directors may retain an Independent Investment Banking Firm and outside legal counsel, the fees and expenses of which shall be borne by the Company.
     SECTION 2.3 Press Releases, etc. Unless otherwise required by applicable law, Glencore will not, and will not permit any of its Affiliates to, issue any press release or make any public announcement or other communication with respect to (x) any of the matters described in Section 2.1(b) (except following occurrence and during continuation of an Acquisition Restrictions Termination Event) or (y) during the nine-month period the restrictions in Section 2.2(a) apply, any of the matters described in Section 2.2(a), without the prior written consent of the Chief Executive Officer of the Company or as authorized by a resolution adopted by a majority of the Independent Directors.
ARTICLE 3
TRANSFER RESTRICTIONS
     SECTION 3.1 General Transfer Restrictions. The right of Glencore and its Affiliates to Transfer any Series A Preferred Shares shall be subject to the restrictions set forth in the Certificate of Designation.

ARTICLE 4
VOTING
     SECTION 4.1 Voting on Certain Matters.
          (a) Prior to April 8, 2009, unless an Acquisition Restrictions Termination Event shall have occurred and the Acquisition Restrictions have not been reinstated pursuant to the terms of this Agreement (but only until such time, if any, as the Acquisition Restrictions shall have been reinstated), Glencore shall, and shall cause each of its Affiliates who Beneficially Owns Voting Securities to, at any annual or special meeting of securityholders at which members of the Board are to be elected or in connection with a solicitation of consents through which members of the Board are to be elected, to the extent it or any of them votes or causes to be voted (or act by written consent with respect to) any Voting Securities Beneficially Owned by it or by any of them with respect to such election, such Voting Securities shall be voted (or the written consents with respect thereto shall be given) in the same proportion as the Voting Securities held by stockholders of the Company other than Glencore and its Affiliates are voted, except that Glencore and its Affiliates may vote all of their Voting Securities in favor of the election of the nominee designated by them pursuant to Section 4.1(c).
          (b) Except with respect to any vote or action by written consent for the election of members of the Board as described in Section 4.1(a) above, Glencore and its Affiliates may, in connection with any vote or action by written consent of the stockholders of the Company, vote or cause to be voted (including through proxies granted by them) all Voting Securities Beneficially Owned by any of them, as they shall elect in their sole discretion.
     SECTION 4.2 Irrevocable Proxy. Unless an Acquisition Restrictions Termination Event shall have occurred and the Acquisition Restrictions have not been reinstated pursuant to the terms of this Agreement, at least five Business Days prior to any meeting of stockholders where the election of directors will occur, Glencore shall, and shall cause each of its Affiliates who own Voting Securities to, deliver a duly executed irrevocable proxy to the Company for the sole purpose of voting any Voting Securities Beneficially Owned by them, that they are electing to vote in accordance with Section 4.1(a). Such proxy shall appoint such officers of the Company as the Board shall designate as Glencore’s or such Affiliates’ (as the case may be) true and lawful proxies and attorneys-in-fact and shall state that it is irrevocable. Such proxy shall be coupled with an interest.
     SECTION 4.3 Quorum. Glencore shall, and shall cause each of its Affiliates who hold Voting Securities to, be present in person or represented by proxy at all meetings of securityholders of the Company at which election of directors is to occur to the extent necessary so that all Voting Securities Beneficially Owned by Glencore and its Affiliates shall be counted as present for the purpose of determining the presence of a quorum at such meetings.

ARTICLE 5
CORPORATE GOVERNANCE
     SECTION 5.1 Composition of the Board.
          (a) Following the Closing, the size of the Board may be increased or decreased as permitted by the By-Laws and Certificate of Incorporation of the Company as in effect from time to time.
          (b) Following the Closing, the Board shall include the Independent Directors, the present Chief Executive Officer of the Company as long as he is the Chief Executive Officer of the Company (and thereafter may include any successor to such officer) and the nominee of Glencore pursuant and subject to the provisions of Section 5.1(c). Each Independent Director shall remain in office until his or her successor as Independent Director has been duly nominated and elected or appointed as a Director. Upon the resignation, retirement or other removal from office of any Independent Director, the remaining Independent Directors shall as promptly as practicable designate and nominate a new candidate (who must meet the requirements of an Independent Director) to fill such office subject in each case to the consent of a majority of the Directors on the Nominating Committee, which (subject to the exercise of their fiduciary duties) shall not be unreasonably withheld.
          (c) Following the Closing, Glencore shall have the right to submit to the Board the name of one Class I nominee to stand for election to the Board at any Company annual meeting of stockholders or at any special meeting at which Class I nominees, as the case may be, will stand for election. With respect to any such annual meeting, Glencore shall provide the Board with written notice of its nominee, and such other information as may be required by the Company’s By-Laws or set forth in the Company’s proxy statement for the previous year’s annual meeting, at least 120 days prior to the date the Company held the previous year’s annual meeting and shall provide such information as soon as practicable in advance of any special meeting. Glencore’s nominee shall be included in the Board’s slate, subject to the consent of a majority of the members of the Board’s nominating committee, which consent shall be subject to the reasonable exercise of the fiduciary duties of such members. If such consent shall not be given with respect to such nominee, the Company shall give immediate notice to Glencore so that Glencore may submit another nominee for consideration.
ARTICLE 6
MISCELLANEOUS
     SECTION 6.1 Conflicting Agreements. Each party represents and warrants that it has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.
     SECTION 6.2 Duration of Agreement. Except as otherwise provided in this Agreement, (i) the rights and obligations of Glencore and its Affiliates under Article V of this Agreement shall terminate at such time when the Ownership Percentage shall be less than 10%

for a period of three continuous months, and (ii) the rights and obligations of Glencore and its Affiliates under Article II and Article IV of this Agreement shall terminate at the earliest of the following: (A) the Ownership Percentage shall be less than 10% for a period of three continuous months, (B) upon the consummation of a transaction provided for in a Business Combination Proposal, a Company Transaction Proposal made pursuant to and in accordance with Section 2.1(b), or a tender or exchange offer by Glencore otherwise permitted under Section 2.1(b), (C) January 7, 2010, and (D) if a Third Party acquires Beneficial Ownership of Equity Securities representing 20% or more of the outstanding Voting Securities of the Company and (x) the Board does not, within four Business Days of the public disclosure or written notice by such Third Party to the Company of such acquisition, adopt (if the Company does not then have one in effect) a Qualifying Rights Plan, and (y) no order restraining, enjoining or otherwise prohibiting adoption or requiring repeal of such Qualifying Rights Plan is issued and is not immediately stayed pending appeal and such Qualifying Rights Plan is not otherwise repealed. If either party has reason to believe that a Third Party has acquired Beneficial Ownership of Equity Securities representing 20% or more of the outstanding Voting Securities of the Company, it must immediately notify the other party, and the parties must expeditiously consult with each other in good faith for two Business Days as to whether such acquisition has occurred. If the parties agree that such acquisition has occurred, then clause (ii)(D) of Section 6.2 will apply. If the parties agree that no such acquisition has occurred, Section 6.2 will not be implicated. If the parties are unable to agree, and the Company does not adopt a Qualifying Rights Plan within two additional Business Days (or an order is issued restraining, enjoining or otherwise prohibiting or repealing any such Qualifying Rights Plan and any such order is not immediately stayed pending appeal, or such Qualifying Rights Plan is otherwise repealed), then the restriction in Section 2.1(a) shall be suspended, provided that until the earliest of such time as the Third Party publicly discloses such acquisition, the Third Party notifies the Company in writing of such acquisition, and the parties agree that such acquisition has occurred (in which case clause (ii)(D) of Section 6.2 will apply), General may not exercise voting rights with respect to a number of Voting Securities equal to the additional Voting Securities (if any) acquired by General as a result of such suspension of Section 2.1(a).
     SECTION 6.3 Ownership Information.
          (a) For purposes of this Agreement, Glencore, in determining the amount of outstanding Equity Securities, may rely upon information set forth in the most recent quarterly or annual report, and any current report subsequent thereto, filed by the Company with the Commission, unless the Company shall have updated such information by delivery of notice to Glencore.
          (b) Upon the reasonable request of the Company, Glencore shall deliver to the Company a written notice specifying the amount of Equity Securities then Beneficially Owned by Glencore.
     SECTION 6.4 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

     SECTION 6.5 Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement, and no giving of any consent provided for hereunder, shall be effective against the a party hereto unless such modification, amendment, waiver or consent is in writing and signed by such party. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
     SECTION 6.6 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, such declaration shall not affect any other provision of this Agreement and all such other provisions shall remain in full force and effect.
     SECTION 6.7 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement and the Stock Purchase Agreement, together with the several agreements and other documents and instruments referred to herein and therein or annexed thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of Glencore under any other agreement with the Company, the terms of this Agreement shall govern.
     SECTION 6.8 Successors and Assigns. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (except by operation of law pursuant to a merger whose purpose is not to avoid the provisions of this Agreement), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.
     SECTION 6.9 Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.
     SECTION 6.10 Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
     SECTION 6.11 Notices. Any notice, request, claim, demand or other communication under this Agreement (each a “Notice”) shall be in writing, shall be either personally delivered, sent by reputable overnight courier service (charges prepaid), sent by facsimile to the address for such Person set forth below or such other address as the recipient party has specified by prior written notice to the other parties hereto and shall be deemed to have been given hereunder on (i) the date of delivery if sent by messenger, (ii) on the Business Day following the Business Day on which delivered to a recognized courier service if sent by overnight courier or (iii) upon confirmation of receipt, if sent by fax.
If to the Company:
Office of the General Counsel
2511 Garden Road
Building A, Suite 200
Monterey, California 93940
Telephone: (831) 642-9300
Facsimile: (831) 642-9328
With a copy to:
Pillsbury Winthrop Shaw Pittman LLP
50 Fremont Street
San Francisco, California 94105-2228
Attn: Rodney R. Peck, Esq.
Telephone: (415) 983-1000
Facsimile: (415) 983-1200
If to Glencore:
Glencore AG
Baarermattstrasse 3
CH-6341 Baar, Switzerland
Attn: Head of Aluminum Department
Telephone: +41-41-709-2000
Facsimile: +41-41-709-3000
with a copy to:
Glencore AG
Baarermattstrasse 3
CH-6341 Baar, Switzerland
Attn: Richard Marshall
Telephone: +41-41-709-2000
Facsimile: +41-41-709-2621
with a copy to
Curtis, Mallet-Prevost, Colt & Mosle LLP
101 Park Avenue
New York, NY 10178-0061
Attn: Matias A. Vega
Attn: Valarie A. Hing
Telephone: (212) 696-6000
Facsimile: (212) 697-1559

     SECTION 6.12 Governing Law; Arbitration.
          (a) This Agreement, the rights and obligations of the parties under this Agreement and any claim or controversy directly or indirectly based upon or arising out of this Agreement (whether based on contract, tort or any other theory), including all matters of construction, validity and performance, shall in all respects be governed by and interpreted, construed and determined in accordance with, the laws of the State of New York, without giving effect to any conflict of laws rules that might lead to the application of the laws of any other jurisdiction.
          (b) Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be finally settled by binding arbitration in New York, New York administered by the American Arbitration Association (AAA) under its Commercial Arbitration Rules, (the “AAA Rules”) and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitral tribunal shall be composed of three arbitrators, selected in accordance with the AAA Rules. The language to be used in the arbitral proceedings shall be in English. All arbitral proceedings conducted pursuant to this Section 6.12(b), all information disclosed and all documents submitted or issued by or on behalf of any of the disputing parties or the arbitrators in any such proceedings as well as all decisions and awards made or declared in the course of any such proceedings shall be kept strictly confidential, except for any disclosure as may be required by law, and may not be used for any other purpose than these proceedings nor be disclosed to any third party without the prior written consent of the party to which the information relates or, as regards to a decision or award, the prior written consent of all the other disputing parties.
          (c) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, notwithstanding Section 6.12(b), the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     SECTION 6.13 Legends.
          (a) Any certificate issued representing any Voting Securities Beneficially Owned by Glencore shall bear the following conspicuous legend:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VOTING AGREEMENTS AND CERTAIN OTHER LIMITATIONS SET FORTH IN A CERTAIN STANDSTILL AND GOVERNANCE AGREEMENT DATED AS OF JULY 7, 2008 BETWEEN CENTURY ALUMINUM COMPANY (THE “COMPANY”) AND GLENCORE AG, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “AGREEMENT”), COPIES OF WHICH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING PROVIDED

FOR IN THE AGREEMENT AND NO VOTE OF SUCH SECURITIES THAT CONTRAVENES SUCH AGREEMENT SHALL BE EFFECTIVE.”
          (b) Upon any acquisition by Glencore of Beneficial Ownership of additional Voting Securities, Glencore shall, and shall cause each of its Affiliates to, submit any and all certificates representing such Voting Securities to the Company so that the legend required by this Section 6.13 may be placed thereon.
          (c) Upon the request of Glencore in connection with the sale of any Voting Securities bearing the legend described in Section 6.13(a) above, the Company shall cause the certificate(s) bearing such legend to be promptly exchanged for one or more certificate(s) that do not bear such legend. In addition, promptly after such time as Voting Securities represented by certificates bearing the legend described in Section 6.13(a) above are no longer subject to this Agreement, upon the request of Glencore, the Company will cause such certificate or certificates to be promptly exchanged for a certificate or certificates that do not bear such legends.
     SECTION 6.14 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     SECTION 6.15 Effectiveness. This Agreement shall become effective upon consummation of the purchase of the Series A Preferred Stock and prior thereto shall be of no force or effect. If the Stock Purchase Agreement shall be terminated in accordance with its terms without the Purchase having been completed, this Agreement shall automatically be deemed to have been terminated and shall thereafter be of no force or effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Standstill and Governance Agreement as of the date first written above.

CENTURY ALUMINUM COMPANY
By:	/s/ Michael A. Bless

Name:	Michael A. Bless
Title:	Executive Vice President and Chief Financial Officer

Glencore AG
By:	/s/ Stefan Peter
	Name:	Stefan Peter
	Title:	Officer

By:	/s/ Andreas Hubmann
	Name:	Andreas Hubmann
	Title:	Director